Exhibit 10.27 — CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 9th day of December 2004 by and between TRIAD GUARANTY INC., a Delaware corporation (“TGI”), TRIAD GUARANTY INSURANCE CORPORATION, an Illinois corporation (“TGIC”), TRIAD GUARANTY ASSURANCE COMPANY, an Illinois corporation (“TGAC”) and COLLATERAL MORTGAGE, LTD., an Alabama Limited Partnership (“CML”). TGI, TGIC and TGAC may be referred to individually as “Company” or collectively as “Companies”.

     WHEREAS, TGI, TGIC and CML entered into an Investment Advisory Agreement on or about February 1, 1998; and

     WHEREAS, TGI, TGIC and CML have agreed to terminate said Investment Advisory Agreement and have done so by letter dated December 9, 2004; and

     WHEREAS, TGI, TGIC, TGAC and CML desire to enter into this Consulting Agreement (“Agreement”) to memorialize the terms of their agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	TGI, TGIC and TGAC have entered into an Asset Management Agreement with Conning Asset Management Company (“Conning”) on or about December 9, 2004.

2.	As a result of the above referenced Asset Management Agreement, the Companies desire that CML become an advisor to management of the Companies and an advisor to the Investment Committee and Board of Directors of TGI with respect to the newly formed relationship with Conning.

3.	CML will monitor and provide advice and counsel regarding the investment strategy and tactics of Conning.

4.	CML will participate in the strategy that Companies and Conning desire to initiate in their business dealings, including, but not limited to, changes in liquidity, changes in term, and strategic and tactical changes in portfolio management during the onset of the Companies’ and Conning’s relationship.

5.	CML will review Conning’s actual results compared to predetermined benchmarks.

6.	CML will participate in monthly conference calls with Conning and Companies.

7.	Companies will pay CML a total of One Hundred Thousand Dollars ($100,000) in equal quarterly installments of Twenty-Five Thousand Dollars ($25,000).

8.	This Agreement will be for a term of twelve (12) months beginning on or about January 1, 2005. Upon the mutual agreement of the Parties, the term may be renewed for an additional twelve (12) months or a shorter term.

9.	This Agreement may be terminated by any party at any time by giving thirty (30) days written notice to the other parties.

10.	This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective the 9th day of December, 2004.

     TRIAD GUARANTY INC.

     By: /S/ Ron Kessinger

     TRIAD GUARANTY INSURANCE CORPORATION

     By: /S/ Ron Kessinger

     TRIAD GUARANTY ASSURANCE CORPORATION

     By: /S/ Ron Kessinger

     FOR COLLATERAL MORTGAGE, LTD.

     By: /S/ Cheryl R. Stone

     Its: Senior Vice President & Chief Financial Officer